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                                                                      Exhibit 10

                           ALPHACOM INTERNATIONAL LTD.

               ADDENDUM IV. TO PRELIMINARY JOINT VENTURE AGREEMENT
                   BY AND BETWEEN ITM LTD. AND ALPHACOM, INC.

THIS ADDENDUM (this "Addendum"), made and entered into at Cleveland, Ohio April 6, 2001,by and among AlphaCom Communications, Inc. ("AlphaCom"), a Nevada corporation, ITM, Ltd. ("ITM"), a Hong Kong company, and AlphaCom International Ltd. ("ACIL"), a Hong Kong Company.

WHEREAS, on or about January 9, 1999, AlphaCom and ITM entered into the Preliminary Joint Venture Agreement and Addendum I, dated January 9, 1999, as amended by Addendum II dated March 30, 2000 and Addendum III dated April 3, 2000 (collectively, the "Joint Venture Agreement"), a copy of which is attached hereto and incorporated herein as Exhibit "A"; and

WHEREAS, the parties did on or about April 10, 2000, pursuant to the terms of the Joint Venture Agreement cause the formation of ACIL; and

WHEREAS, ITM has assigned all of its right, title and interest in and to the Joint Venture Agreement to ACIL; and

WHEREAS, the parties desire to enter into this Addendum to supplement, clarify, and modify the Joint Venture Agreement.

NOW, THEREFORE, in consideration of the premises, and intending to be legally and equitably bound, the parties agree as follows:

1. SCOPE OF JOINT VENTURE AGREEMENT. The Joint Venture Agreement grants ACIL, the sole and exclusive right within the Territory to manufacture, market, license, sublicense, distribute and sell, any current or future products and services, and any improvements, modifications, enhancements, upgrades, derivatives of or accessions to any products, of AlphaCom, including, without limitation, certain proprietary technology, presently known as the VMSK Technology (the "VMSK Technology", together with all other present and future products and services of AlphaCom, which are hereinafter collectively referred to as the "Products"). It is understood that the Products include the products and services of AlphaCom, Pegasus Labs, Inc., a wholly owned subsidiary of AlphaCom, and the products and services of their respective subsidiary and affiliated companies

2. FEES AND ROYALTIES. In consideration of the rights granted under the Joint Venture Agreement, ACIL shall pay AlphaCom as follows:

   (a) An amount equal to Fifty Percent (50%) of fees earned for licensing or sublicensing the Products within the Territory up to a maximum of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) three years from the date AHCNB becomes a commercially viable product.

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Page 2. ITM Ltd. / AlphaCom Inc., ACIL Addendum IV. April, 2001


(b) All license and/or sublicense agreements entered into by ACIL for the VMSK Technology shall provide that AlphaCom shall receive a royalty equal to Two U.S. Dollars ($2.00) per customer per month whether they are being billed for service or not.

(c) A royalty to be agreed upon by the parties for any Products manufactured and sold by, for or on behalf of ACIL. It is understood and agreed by the parties that such royalties shall be based upon the amounts paid by licensees of similar products within the industry.

(d) ITM shall transfer to AlphaCom One Percent (1%) of the issued and outstanding shares of capital stock of ITM, consisting of One Hundred (100) shares, free and clear of all liens, claims, rights, interests, restrictions and encumbrances of any and every nature whatsoever. Said shares shall be transferred to AlphaCom upon execution of this Addendum.

3. COMMISSIONS. ACIL shall receive a commission equal to Five Percent (5%) of the gross amount of sales of the Products within the Territory, including royalties earned pursuant to Section 2 (b) and 2 (c). Provided, however, that no commissions shall be paid to ACIL on the payments made to AlphaCom pursuant to
Section 2(a).

4. PAYMENT OF ROYALTIES AND COMMISSIONS.

(a) All payments due AlphaCom pursuant to Section 2(a) will be based upon the gross amount of fees received by ACIL for licensing or sublicensing the Products, less commissions. ACIL will pay all such amounts in U.S. Dollars within ten business days following receipt of payment.

(b) All commissions and other payments due ACIL will be paid to ACIL in U.S. Dollars within thirty (30) days following receipt by AlphaCom of any such payment.

5. REPRESENTATIONS AND WARRANTIES OF ALPHACOM. AlphaCom represents, warrants and agrees that:

(a) AlphaCom owns all intellectual property rights, worldwide, in, to or in any manner related to the Products, including without limitation, all patent, copyrights, trade secrets and other intellectual property rights, worldwide, in and to the VMSK Technology;

(b) Neither performance of ACIL pursuant to the terms of this Agreement, nor the granting by ACIL of master and sub-licenses with respect to the Products, including, without limitation, the VMSK Technology, or any sale or licensing thereof, infringes or will infringe any United States, other intellectual property rights of any third parties anywhere in the world.


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Page 3. ITM Ltd. / AlphaCom Inc., ACIL Addendum IV. April, 2001


6.  REPORTS, BOOKS AND RECORDS.

(a)Within forty-five days after the last day of each fiscal quarter during the Term, AlphaCom will report to ACIL, and ACIL will report to AlphaCom, in writing, all sales of Products, master or sublicenses, and any other agreements entered into by AlphaCom or ACIL, and any person or entity, and which in any manner grant or purport to sell, grant, license or convey any Products, or which in any respect permit any person or entity to sell or exploit any Products (including. without limitation, the VMSK Technology) in the Territory, as well as all sales of Products, master licenses, sublicenses or other agreements entered into during that preceding month by AlphaCom or ACIL, with any person or entity outside of the Territory for use within the Territory, and all information necessary to support AlphaCom's and ACIL's computation of commissions and other payments due such party under the Joint Venture Agreement for and with respect to the immediately preceding fiscal quarter as well as any and all other periods requested by either party from time to time.

(b)AlphaCom and ACIL will prepare and maintain on a current basis complete and accurate books and records, in accordance with United States Generally Accepted Accounting Principles ("GAAP") consistently applied throughout the periods involved, sufficient to document compliance with the Joint Venture Agreement as modified by this Addendum. All such books and records shall be retained for at least three (3) years from the date they are created.

(c) at the request of AlphaCom or ACIL, and during normal business hours, no more than once in any twelve (12) month period, the party so requested will permit "Independent" accountants to have access to such books, records and inventories as may be necessary to determine the correctness of any report or payment made under the Joint Venture Agreement. Such audits shall be conducted at the principal offices of the company whose books and records are to be inspected where such records are maintained, at the cost of the requesting party, except that if any such audit should reveal an underpayment of payments due hereunder of greater than 5% for any period audited, the party responsible for the underpayment will bear the cost of such audit, and promptly pay such under paid amount.

7. INDEMNIFICATION. AlphaCom agrees to indemnify and hold harmless ACIL and ITM and their immediate and remote assignees, from and against any liabilities, damages, costs or expenses, including reasonable attorneys' fees, resulting directly or indirectly from any breach of the representations and warranties set forth in Section 4.

8. ADDENDUM CONTROLS. In the event of a conflict between any term or provision of the Joint Venture Agreement and the terms of this Addendum, this Addendum shall control. In all other respects the Joint Venture Agreement is ratified, confirmed and adopted by AlphaCom.

9. Sublicense. Any sublicense issued by ACIL shall be limited to the Territory included in this Agreement

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Page 4. ITM Ltd. / AlphaCom Inc., ACIL Addendum IV. April, 2001


and subject to review by ITM and AlphaCom Inc. for territorial conflict.

10. TERM OF THE JOINT VENTURE AGREEMENT. AlphaCom Inc. and ITM Ltd. agree that the Term of the Joint Venture Agreement will be Three (3) years, and subject to the performance of Item 2 (a), the term will be renewed for Nine (9) consecutive periods of Three (3) years each, upon payment of a $10,000 renewal fee for each of the Three (3) year terms, provided, however, that the joint venture agreement should not terminate for any reason until thirty (30) days after written notice of default or failure to renew to ITM and ACIL to cure and/or renew within such thirty (30) day period.


      IN WITNESS WHEREOF, the parties have executed this Addendum as of the date set forth above

                           Alphacom Communications, Inc.
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                           By: /S/ Robert Snyder, CEO
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                           Date: April 6, 2001
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                                    ITM Ltd.
                           By: Jack Craciun III, CEO
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                           Date: April 6, 2001
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                           AlphaCom International Ltd.
                           By: /S/ Jack Craciun III, CEO
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                           Date: April 6, 2001
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